News Release: FOR IMMEDIATE RELEASE

For Additional Information, contact:

Senior Vice President & CFO: Nicholas C. Hindman, Sr. Westell Technologies Inc. 630.375.4136 nhind@westell.com	Trade/Business Press: Ken Trantowski KGT Communications Group 630.469.8765 kennethg_trantowski@msn.com

Westell Technologies CEO Announces Plan for Retirement

AURORA, IL, APRIL 26, 2006 -- Westell Technologies, Inc. (NASDAQ: WSTL), a leading provider of broadband access products and conferencing services, announced today that E. Van Cullens intends to retire as its President and Chief Executive Officer by July 2007, subject to the naming of his successor. Mr. Cullens has agreed to remain on the Company’s Board of Directors following his retirement as President and Chief Executive Officer.

An executive search firm is being retained by the Company to conduct a search for Mr. Cullens’ successor.

Board Chairman, John W. Seazholtz, expressed the appreciation of the Board for Mr. Cullens’ achievements in leading Westell Technologies’ success. “We look forward to having Van continue as a board member following his retirement,” he added.

About Westell

Westell Technologies, Inc. (NASDAQ: WSTL) headquartered in Aurora, Illinois is an Broadband Access Solutions company that provides leading broadband products, service solutions, and conferencing solutions for carriers, service providers and business enterprises around the world. Westell delivers innovative, open broadband solutions that meet the market’s needs for fast and seamless broadband connection. Additional information can be obtained by visiting Westell’s Web site at www.westell.com.

About ConferencePlus

Conference Plus, Inc., (ConferencePlus™) a leading global provider of audio, web and videoconferencing services is dedicated to the workplace of the future – now. ConferencePlus is transforming the way work is done through its market-leading multimedia conferencing solutions that combine innovation, proven technology and exceptional customer service. Headquartered in Schaumburg, Illinois with an international headquarters in Dublin, Ireland, ConferencePlus is a subsidiary of Westell Technologies, Inc. (NASDAQ: WSTL). Additional information about ConferencePlus can be obtained by visiting http://www.conferenceplus.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act 1995:

Certain statements contained herein including, without limitation, statements containing the words "believe," “on track, “ "anticipate," “focus,” “should,” “committed” "expect," "estimate", "await," "continue," "intend," “may,” “will,” “should,” and similar expressions are forward looking statements that involve risks and uncertainties. These risks include, but are not limited to, product demand and market acceptance risks, need for financing, the economic downturn in the U.S. economy and telecom market, the impact of competitive products or technologies, competitive pricing pressures, product development, excess and obsolete inventory due to new product development, commercialization and technological delays or difficulties (including delays or difficulties in developing, producing, testing and selling new products and technologies), the effect of Westell’s accounting policies, the need for additional capital, the effect of economic conditions and trade, legal social and economic risks (such as import, licensing and trade restrictions) and other risks more fully described in Westell’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005 under the section “Risk Factors”. Westell undertakes no obligation to release publicly the result of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.